EXHIBIT 10.4

TTEC HOLDINGS, INC.

2026 Retention Award Agreement

This 2026 Retention Award Agreement (this "Agreement") is made to be effective as of July 24, 2026 (the "Award Date") by and between TTEC Holdings, Inc., a Texas corporation (the "Company" or "TTEC") and John P. Abou (the "Executive").

The Executive’s Employment Agreement with the Company ("Employment Agreement") provides for the Executive’s eligibility to participate in TTEC incentive programs, designed to provide long-term incentives for senior executives and to align their interests with the interests of the Company’s stockholders.

For 2026, the Committee reviewed and approved a special one-time retention award program for the executive team, payable and vesting in two installments over the Retention Period (the "2026 Retention Award" or "Award"). The purpose of this Agreement is to document the terms and conditions of the Executive’s 2026 Retention Award.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.	Definitions.

Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in Exhibit A to this Agreement, attached hereto and incorporated herein by reference.

2.	Cash Award.

The Company is providing the Executive a cash retention award in the amount of $625,000 (the "Cash Award"), payable in two installments as follows:

(a)	Fifty percent (50%) of the Cash Award shall be payable to the Executive in March 2027, no later than March 12, 2027; and
(b)	The remaining fifty percent (50%) of the Cash Award shall be payable to the Executive as part of the last pay period in April 2027.

The Executive’s entitlement to payment of each installment of the Cash Award is contingent upon the Executive’s continued employment with the Company in good standing through the applicable payment date, except as otherwise provided in Paragraph 4 (Award Protection and Change in Control) of this Agreement.

3.	RSU Award. N/A
4.	Award Protection and Change in Control.

4.1Termination Without Cause. Except as provided in Paragraph 4.6 (Termination During Change in Control Period), if the Executive’s employment is terminated by the Company for any reason other than for Cause (as defined in Exhibit A to this Amendment) before the 2026 Retention Award is fully paid or vested, the Executive shall receive the pro rata portion of the Award as of the date of termination, with proration calculated as provided in Paragraph 4.

4.2Proration Formula. For purposes of this Paragraph 4, proration shall be calculated on a straight-line basis, based on the actual number of days worked by the Executive during the Retention Period (as defined in Exhibit A to this Agreement), divided by the total number of days in the Retention Period (the “Pro Rata Fraction”).

4.3Cash Award Proration. The unpaid portion of the Cash Award will be multiplied by the Pro Rata Fraction. The prorated Cash Award amount shall be paid on the next scheduled payout date following the Executive’s date of termination.

4.4RSU Award Acceleration. NA

4.5Change in Control Vesting. If, prior to the date on which the 2026 Retention Award is fully paid, the Company completes a Material Transaction the effect of which is a Change in Control event, the Cash Award shall remain unchanged as an obligation of the successor legal entity to be paid in accordance with the schedule set forth in Paragraph 2, subject to this Paragraph 4.

4.6Termination During Change in Control Period. If the Executive is in good standing and is separated from the Company without Cause or pursuant to a Constructive Termination during the Change in Control Period, then the Company, as part of the Executive’s separation settlement, will provide the Executive no later than seventy-four (74) days following termination of employment with payment of the full remaining unpaid balance of the Cash Award.

4.7Forfeiture on Voluntary Termination or Termination for Cause. For the avoidance of doubt, any voluntary separation by the Executive or any termination for Cause shall not be subject to the protections set forth in this Paragraph 4, and in any such instance, the Executive’s rights to any unpaid Cash Award installments shall be forfeited.

5.	Restrictive Covenants.

5.1This Agreement incorporates by reference all Restrictive Covenants set forth in the Executive’s Employment Agreement, including without limitation the Non-Compete Undertaking, the Employees Non-Solicitation Undertaking, the Client Non-Solicitation Undertaking, and all related confidentiality and non-disclosure obligations, including any duration periods provided therein. The Executive hereby acknowledges and reaffirms all such Restrictive Covenants and agrees to comply with the Restrictive Covenants to the fullest extent permitted by applicable law.

5.2Acknowledgements.  Executive acknowledges that: (i) the non-competition and non-solicitation provisions incorporated into this Agreement by reference, including their scope, duration, and geographic reach, are fair and reasonable given the Executive’s position with TTEC, the nature and geographic scope of the TTEC business, and the Company’s investment of capital and resources in developing its business operations; (ii) Executive has access to proprietary trade secret information and valuable customer relationships that justify the restrictions on Executive’s future employment and business activities in TTEC’s industry; and (iii) Executive’s standard of living may be reduced during the non-competition and/or non-solicitation period, and Executive assumes and accepts any risk associated with that possibility, acknowledging that any such reduction does not constitute undue hardship.

6.	Miscellaneous Provisions.

6.1Consideration. The Company is providing this 2026 Retention Award in consideration of the services that the Executive is providing to the Company, and other mutual covenants provided in this Agreement, including without limitation, the Restrictive Covenants outlined in Paragraph 5 (Restrictive Covenants).

6.2Administration. The Committee, in its reasonable discretion, shall have the authority to  determine the effect of all matters and questions with respect to the Executive’s termination of affiliation with the Company and whether continuous services are being provided as these matters relate to the 2026 Retention Award payout or vesting, including without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitutes a termination of service, and other similar questions.

6.3Dodd-Frank and Other Incentive Recoupment Provisions. Notwithstanding any other provision in this Agreement, the 2026 Retention Award provided under this Agreement is subject to the TTEC Incentive Recoupment Policy promulgated in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which can be found on TTEC’s policy website or by contacting the TTEC Legal or People & Culture departments.

6.4No Right to Continuing Service. Neither the 2026 Retention Award nor this Agreement shall confer upon the Executive any right to be retained in any position, as an employee, consultant, or director of TTEC. Further, nothing in this Agreement shall be construed to limit the discretion of TTEC to terminate the Executive’s services (employment or otherwise) at any time, with or without cause.

6.5Tax Liability and Withholding. The Executive shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Executive pursuant to this Agreement, the amount of any required withholding taxes applicable to the Award and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.

6.6Governing Law and Dispute Resolution.

(a)

Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Texas, U.S.A., without regard to conflict of law principles. If the laws of the jurisdiction where the Executive resides require that restrictive covenants contained in this Agreement are adjudicated under the provisions of that State’s law, the requirements of this Paragraph 6.6(a) shall be deemed reformed to that effect.

(b)

Disputes. The parties agree that any action arising from or relating in any way to this Agreement shall be resolved and tried in the state or federal courts situated in Austin, Texas, U.S.A. The parties consent to the jurisdiction and venue of those courts to the greatest extent allowed by law.

(c)

Attorneys’ Fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys’ fees incurred in connection with the action.

6.7Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Executive and the Executive’s beneficiaries, executors, administrators, and the person(s) to whom the rights under this Agreement may transfer by will or the laws of descent or distribution.

6.8No Impact on Other Benefits. Except as otherwise provided in the Employment Agreement, the value of the Executive’s awards hereunder is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance, or similar employee benefit.

6.9Confidentiality. The Executive agrees not to disclose, directly or indirectly, to any other employee, director, or consultant of TTEC or an affiliate, and to keep confidential all information related to the 2026 Retention Award granted to Executive, including the amount of such Award and its payment and vesting schedule, unless the Executive’s role as a public company officer requires such disclosure.

6.10Severability and Entirety. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Executive relating to Executive’s entitlement to retention incentive compensation in 2026 or similar awards or benefits.

6.11IRS Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, to the extent required by Section 409A, no payment shall be made to the Executive earlier than the earliest date permitted under Section 409A without incurring additional taxes or penalties.

6.12Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

The parties have executed this Agreement to be effective as of the date first above written.

TTEC Holdings, Inc.

__[Digital Signature]_________________Date: August 5, 2026___________

Laura L. Butler

Chief People & Culture Officer

__[Digital Signature]_________________Date: August 7, 2026___________

John P. Abou

EXHIBIT A – Definitions

For purposes of this Agreement, certain terms are defined as follows:

"Award Protection" refers to the provisions of Paragraph 4 of this Agreement governing the treatment of the 2026 Retention Award upon certain qualifying terminations of employment and in connection with a Change in Control.

“Cause” for purposes of this Agreement shall have the following definition

1.	Fraud, theft, embezzlement (or attempted fraud, theft, embezzlement), dishonest acts or illegal conduct;
2.	Other similar acts of willful misconduct on the part of Executive resulting in damage to the Company, including without limitation a material breach by the Executive of the requirements of the Ethics Code that results in negative publicity for the Company or TTEC Engage;
3.	A material breach by the Executive of this Agreement;
4.	Use of any controlled substance or alcohol while performing Executive’s duties, except as part of a TTEC-sponsored event in connection with a business-related social engagement such as a trade conference or customer entertainment, but only in moderation and in a professional manner that reflects positively on TTEC; with visible inebriation at a business-related social engagement constituting a cause for immediate termination;
5.	A breach of fiduciary duty that results in an adverse impact to TTEC or in personal profit to the Executive (as determined by the Company based on its conflict-of-interest policies outlined in the Ethics Code) or aiding a TTEC competitor; or
6.	Use of trade secrets or confidential information of TTEC, other than in pursuit of TTEC or TTEC Engage business;

The determination of whether a “Cause” occurred for purposes of this Agreement, is not a matter of Company’s discretion but is to be adjudicated by the Compensation Committee of the Board after due consideration of all relevant facts, as presented by the Company and the Executive.

"Change in Control" shall have the meaning ascribed to that term in the Executive’s Employment Agreement with the Company. For purposes of this Agreement, references to Change in Control shall be deemed to include both "Change in Control" and "Change of Control" as those terms may be defined in the Executive’s Employment Agreement.

"Change in Control Period" shall have the meaning ascribed to that term in the Executive’s Employment Agreement with the Company.

"Committee" shall refer to the Compensation Committee of the TTEC Board of Directors or another Board governing body tasked with the oversight of senior executive compensation.

"Constructive Termination" shall have the meaning ascribed to that term in the Executive’s Employment Agreement with the Company.

"Material Transaction" refers to a capital markets transaction, restructuring, business combination, recapitalization, stock split, extraordinary special stock dividend, consolidation, rights offering, business segment spin-off, a take-private transaction, or similar transaction that materially changes the characteristics of TTEC’s structure and ownership.

"Restrictive Covenants" collectively refers to the Non-Compete Undertaking, the Employees Non-Solicitation Undertaking, the Client Non-Solicitation Undertaking, and all related confidentiality and non-disclosure obligations set forth in the Executive’s Employment Agreement.

“Retention Period” means the period commencing on July 24, 2026, and ending on July 24, 2027.